SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     -------

                                  SCHEDULE 13G
                                 (RULE 13d-102)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(b)
                                (AMENDMENT NO. 1)



                             TELEHUBLINK CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          COMMON STOCK, $.01 PAR VALUE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   87942L 10 1
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)


----------


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 5 Pages

--------------------------------------------------------------------------------
CUSIP NO. 87942L 10 1                 13G                      PAGE 2 OF 5 PAGES
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1        NAME OF REPORTING PERSON
         SS. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Marc Cornstein
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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
              (a)[ ]
              (b)[X]
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3        SEC USE ONLY
--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------
   NUMBER OF SHARES     5      SOLE VOTING POWER
     BENEFICIALLY
       OWNED BY                  848,465
         EACH
        PERSON
       REPORTING
         WITH
                        --------------------------------------------------------
                        6      SHARED VOTING POWER

                               Not Applicable
                        --------------------------------------------------------
                        7      SOLE DISPOSITIVE POWER

                                 848,465
                        --------------------------------------------------------
                        8      SHARED DISPOSITIVE POWER

                               Not Applicable
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           848,465
--------------------------------------------------------------------------------
10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         4.5%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON

         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a).        Name of Issuer:

                  TeleHubLink Corporation
                  (formerly known as What A World!, Inc.)


Item 1(b).        Address of Issuer's Principal Executive Offices:

                         24 New England Executive Park
                         Burlington, Massachusetts 01803

Item 2(a).        Name of Person Filing:

                         This Schedule 13G is filed on behalf of Marc Cornstein (the "Reporting Person").

Item 2(b).        Address of Principal Business Office or, if none, Residence:

                         370 E. 76th Street
                         New York, N.Y. 10021

Item 2(c).        Citizenship:

                         United States

Item 2(d).        Title of Class of Securities:

                         Common Stock, par value $.01 per share, of Issuer

Item 2(e).        CUSIP Number:

                         87942L 10 1

Item 3.  Type of Reporting Person:

                         (a) - (j):  Not Applicable

                         This statement is filed pursuant to Rule 13d-1(c) of the Securities Exchange Act of 1934.


                               Page 3 of 5 Pages

Item 4.  Ownership:

                         (a)     Amount Beneficially Owned:

                                 The Reporting Person is the beneficial holder of 848,465 shares of Common Stock of the Issuer.

                           (b)   Percent of Class:

                                 4.5%

                           (c)   Number of shares as to which such person has:

                                 (i)   sole power to vote or to direct the vote:

                                       848,465

                                 (ii)  shared power to vote or to direct the
                                       vote:

                                       Not Applicable

                                 (iii) sole power to dispose or to direct the
                                       disposition of:

                                       848,465

                                 (iv) shared power to dispose or to direct the disposition of:

                                       Not Applicable

Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [x].

Items 6-9.     Not Applicable

Item 10. By signing below the undersigned certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of such securities and were not acquired in connection with or as a participant in any transaction having that purposes or effect.


                               Page 4 of 5 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2000

                                                      /s/ MARC CORNSTEIN
                                                      --------------------------
                                                      Marc Cornstein



                               Page 5 of 5 Pages